UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2013 (January 28, 2013)

THE WET SEAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35634	33-0415940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26972 Burbank

Foothill Ranch, CA 92610

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:

(949) 699-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2013, The Wet Seal, Inc. (the “Company”) announced that Ken Seipel, the President and Chief Operating Officer, resigned from the Company on January 28, 2013, to be effective today, to pursue other professional opportunities.

Concurrently, the Company has eliminated the Chief Operating Officer position, and John Goodman, the Company’s Chief Executive Officer, will assume direct leadership over the store operations, e-commerce and construction functions, while Steve Benrubi, the Company’s Chief Financial Officer, will assume direct leadership over the information technology and real estate functions.

Item 7.01. Regulation FD Disclosure.

On February 1, 2013, the Company issued a press release announcing that, as part of its strategic review of business operations, the Company has implemented various cost-saving and investment initiatives, including a workforce reduction of 35 positions, of which a portion are currently vacant positions, representing annualized pre-tax savings of approximately $3.8 million. In addition, the Company has plans to reduce store labor by approximately $2.5 million annually through staffing efficiency measures and other costs by approximately $2.1 million annually. The Company also executed early lease terminations for two Arden B stores that had lease terms extending beyond fiscal 2013 and will now close at the end of fiscal 2012. These stores incurred fiscal 2012 operating losses of approximately $1.0 million. The Company also initiated new investments in its Human Resources function, which are expected to bring many needed, value-added services to the Company’s field and corporate teams. The estimated recurring annual cost for such investments is approximately $1.9 million. Finally, the Company announced it expects to incur approximately $2.0 million in incremental legal fees in fiscal 2013 for its defense in certain employment-related litigation that arose in prior years.

A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated February 1, 2013, issued by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Wet Seal, Inc.

Dated: February 1, 2013	By:	/s/ Steven H. Benrubi
	Name:	Steven H. Benrubi
	Title:	Executive Vice President and Chief Financial Officer